Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes only as of August 29, 2022, and is entered into by and between ZIC 1212 Terra Bella LLC, a Delaware limited liability company (“Lessor”), and IRIDEX CORPORATION, a Delaware corporation (“Lessee”), with regard to the following facts:

RECITALS

A.
Lessor and Lessee are parties to that certain Triple Net Lease dated April 26, 2017 (the “Original Lease”), as amended by that certain First Amendment to Lease dated April 20, 2021 (the “First Amendment” and collectively with the Original Lease, the “Lease”) for certain premises containing approximately 29,830 rentable square feet of space, known as Suite 100 (the “Premises”) and located in the building located at 1212 Terra Bella Avenue in the City of Mountain View, California (the “Building”), together with the land owned by Lessor upon which the Building is located (the “Land”). Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Lease.
B.
Lessor and Lessee desire to amend the Lease as more fully set forth below.

NOW, THEREFORE, in consideration of the above promises and mutual covenants, conditions and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Storage Containers. Contrary to the terms of the Lease, Lessee has placed several storage containers and a dumpster in the parking area of the Project (collectively, the “Containers”).
a.
Removed Containers. No later than end of the day August 31, 2022 (the “Removal Deadline”), Lessee shall cause the removal of those Containers shown outlined in red and yellow on Exhibit A attached hereto and incorporated herein (such containers referred to as the “Removed Containers”). The removal of the Removed Containers shall be at Lessee sole cost and expense and Lessee shall repair all damage to the Land, including without limitation, the parking area, resulting from the removal of the Removed Containers. Concurrently with the execution of this Amendment, Lessee shall provide Lessor with current contact information for the owner of the Containers. If Lessee fails to remove the Removed Containers by the Removal Deadline, then Lessor shall remove the Removed Containers, at Lessee’s sole cost and expense, which amount shall be paid to Lessor within fifteen (15) days of request.
b.
Remaining Containers. Lessee shall be permitted to keep in place in the location existing as of the date of this Amendment, those Containers shown outlined in green on Exhibit A attached hereto and incorporated herein (such containers referred to as the “Remaining Containers”). Lessee shall not be permitted to move the Remaining Containers from their location existing as of the date of this Amendment or use any other portion of the parking area for storage purposes or any other purpose other than for parking without Lessor’s prior approval. Lessee shall not store any items in the parking area other than inside the Remaining Containers and such use shall not generate debris or rubbish. Upon the expiration of the Term of the Lease, or upon any earlier termination of this Lease, Lessee shall, at its sole cost and expense, cause to be removed from the Land the Remaining Containers and Lessee shall repair all damage to the Land, including without limitation, the parking area, resulting from the removal of the Remaining Containers.
2.
Lessee’s Share of Allocated Parking Spaces. Pursuant to Section 5(f) of the First Amendment, Lessee shall have the right to use Lessee’s Share of the parking spaces available at the Project at no additional cost to Lessee in accordance with the terms and conditions of the Lease, as modified herein. Following removal of the Removed Containers, Landlord shall prepare and distribute to Lessee a map depicting the location of Lessee’s Share of such parking spaces.
3.
Extension of Deadline on use of Improvement Allowance. The time period for Lessee’s use of the Improvement Allowance has expired pursuant to Section 15 of the First Amendment. Contingent upon Lessee’s removal of the Removed Containers by the Removal Deadline, Lessor hereby agrees to extend the time period for Lessee’s use of the Improvement Allowance until December 31, 2022 (the “Extended TI Deadline”) on the terms and conditions set forth in Section 15 of the First Amendment. If extended, the conditions for disbursement set forth in Section 15 of the First Amendment must be satisfied by the Extended TI Deadline, otherwise Lessor shall have no further obligation to disburse or provide Lessee with a credit for the Improvement Allowance, and Lessee’s right to receive the Improvement Allowance or any credit on account thereof shall be deemed to have been waived.
4.
Brokers. Each party represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation, execution or delivery of this Amendment. Lessee shall indemnify and hold harmless Lessor, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers claiming to have represented Lessee in connection with this Amendment. Lessor shall indemnify and hold harmless Lessee, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers claiming to have represented Lessor in connection with this Amendment.
5.
No Claims. Lessee acknowledges and agrees that Lessor is not in default of the Lease and that Lessee currently has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Lease, or the enforcement of any of the terms or conditions thereof.
6.
Other Terms and Conditions. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. Except as expressly amended by this Amendment, all other terms and conditions of the Lease shall remain in full force and effect.
7.
Counterparts. This Amendment may be executed in counterparts, all of which taken together shall constitute the same agreement. Further, photocopies and/or electronic transmission (including, but not limited to, PDF signatures) that are faxes or scanned or that are executed and delivered by electronic signature platform (such as DocuSign) shall be deemed as valid as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the partied hereto have signed this Amendment as of the day and year first above written.

LESSOR:	LESSEE:
ZIC 1212 TERRA BELLA LLC, a Delaware limited liability company By: /s/ John Zappettini Name: John Zappettini Title: President	IRIDEX CORPORATION, a Delaware limited liability company By: /s/ Patrick Mercer Name: Patrick Mercer Title: Chief Operating Officer

Exhibit A

Depiction of Removed Containers and Remaining Containers

Red and Yellow = storage containers and bins to be removed (collectively, the “Removed Containers”) Green = 2 storage containers to remove in the location shown (collectively, the “Remaining Containers”)

Exhibit A